SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C.  20549

 __________________

FORM 8-K

 CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported) December 5, 2002

 NORD PACIFIC LIMITED
(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-19182	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number

40 Wellington Row, Suite 2100, Scotia Plaza Saint John, New Brunswick, Canada	E2L 4S3
(Address of Principal Executive Offices)	(Zip Code)

 Registrant's telephone number, including area code: (506) 633-3800

ITEM 5.           Other Events

On December 4, 2002, Nord Pacific Limited announced that PGM Ventures has exercised its option to acquire from Nord Pacific an initial 25% interest in the Mining Lease over the Simberi oxide gold deposits.  As previously announced, the option was formalized by Letter Agreement entered into with PGM on September 20th, 2002.  Concurrently with the exercise of the option, Nord Pacific and PGM also signed the Simberi Mining and Tabar Exploration Joint Venture Agreement for the development and operation of the Simberi oxide gold deposits for commercial production, and for additional exploration on the Tabar Islands.   The Simberi gold oxide deposits are located on Simberi Island, one of the Tabar Islands located off the eastern coast of New Ireland Province, Papua New Guinea.

By exercising its option under the Letter Agreement referred to above and paying Nord Pacific the sum of US$250,000, PGM earned its initial 25% interest in the Simberi joint venture covering the Mining Lease.  If PGM spends an additional US$1,500,000 for pre-production activities by May 29, 2004, it will earn a further 25% interest in the Simberi mining joint venture, and if PGM procures project financing, i.e., a project or gold loan, on behalf of the joint venture, PGM will earn an additional 1% interest in the Simberi mining joint venture.  Thereafter, PGM and Nord Pacific are required to fund the project's equity capital requirements on a pro rata basis in proportion to their respective interests in the joint venture.  If Nord Pacific elects not to fund its pro rata share of equity capital requirements (estimated to be approximately US$3.5 million), it can be diluted to a minimum 15% carried interest in the Simberi mining joint venture at the rate of 5% dilution per US$1 million it fails to contribute of its share of equity.  However, it is Nord Pacific's intention to maintain its 49% interest in the project by raising additional funds for its equity requirements, as well as for general corporate purposes.

The Simberi oxide gold project has a completed feasibility study and all principal permits required for development and production activities are in place.  Over the next few months, the feasibility study will be updated to reflect current conditions, although it is anticipated that the results will be similar to the conclusions of the previous studies.  These studies contemplated average production of approximately 40,000 ounces of gold per annum for a minimum of seven years at an operating cash cost of US$150-US$170 per ounce.  The estimated capital, including working capital, required to place the mine into production is approximately US$20 million.  It is anticipated that the mine will be brought on stream on a fast track basis within one year from the time project finance is in place.   There is an excellent likelihood that the life of the project can and will be significantly extended.

The Joint Venture Agreement also provides for further exploration to be conducted over the greater Tabar Island group, which is prospective for gold and other minerals.  Nord Pacific holds exploration rights over substantially all of the Tabar Islands.

The Tabar Island Group is part of an island chain that includes the adjacent Lihir Island and the world-class Lihir gold mining and production operation.  The geology of the Tabar Islands is very similar to that found on Lihir.  Gold mineralization is pervasive on all of the Tabar Islands. The Tabar Island group has previously had nearly US$30 million spent on exploration and related activities by the Nord Pacific/Kennecott/Niugini exploration joint venture which resulted in the initial discovery of the Simberi oxide gold deposits, as well as numerous other gold and copper exploration prospects on all of the islands in the Group.  Much of the previous exploration work was generative in nature and additional exploration will build upon the earlier work.

Provided that PGM has earned at least a 51% interest in the Simberi mining joint venture, it can also earn a 50% interest in the Tabar exploration joint venture by spending an aggregate of US$2,000,000 on exploration by December 31, 2006.  As part of this exploration expenditure commitment, any monies spent by PGM on investigating oxide gold mineralization outside the deposits which have been defined in the 1999 feasibility study referred to above, or on the further definition of sulfide mineralization underlying the Simberi oxide deposits, will be credited to PGM's US$2,000,000 expenditure commitment in respect of the Tabar exploration joint venture.

The final completion of the transaction is subject to the approval of the TSX Venture Exchange.  On approval by the TSX, the option price of US$250,000, presently held in trust, will be released to Nord Pacific.

Mark R. Welch, President and CEO of Nord Pacific, said, "We are very pleased to be working with PGM on this exciting project. Following execution of the September Letter Agreement, a team of Nord Pacific and PGM personnel traveled to Australia and Papua New Guinea to review all pertinent data concerning the project and met with PNG Government officials, who expressed strong support for the project and the new Joint Venture."  Mr. Welch also noted that Nord Pacific will be largely responsible for implementing the pre-development and pre-financing activities comptemplated under the joint venture agreement and that this work would provide significant benefit to the Company in defraying on-going general and administrative expenses.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2002	By:	/s/ Mark R. Welch
Mark R. Welch President & CEO